                                                                 Exhibit 10(i).7

                         MORAMERICA CAPITAL CORPORATION

August 30, 2007

Mr. Dana L. Nichols
Senior Vice President
Cedar Rapids Bank & Trust
500 1st Avenue NE
Cedar Rapids, IA 52401

Dear Dana:

     This letter will confirm our agreement with respect to our commitment to use our best efforts to obtain any and all consents and waivers by the required parties in order to allow MorAmerica Capital Corporation ("MorAmerica") to validly pledge and grant to Cedar Rapids Bank & Trust ("Bank") a security interest in the securities or instruments identified on Schedule 2 attached.
Each of the securities and instruments listed on Schedule 2 are subject to some form of restriction on the transferability or pledge or hypothecation of those instruments.

     The original loan commitment from Bank to MorAmerica required MorAmerica to pledge all of its interests in its portfolio of instruments and securities as collateral to Bank. Upon due diligence review, it became clear that certain of the instruments and securities were subject to restriction on the transfer of those shares. Bank has agreed to close the loan with MorAmerica without the pledge of or security interest in the instruments and securities listed on
Schedule 2, provided that MorAmerica agree to use its best effort to obtain the necessary consents and waiver to a pledge or security interest by the required parties.

     Until MorAmerica has obtained such consents and waivers as may be necessary to enable the pledge of at least 80% of the total value of the instruments and securities listed on Exhibit A, MorAmerica and InvestAmerica agree that neither will seek release from escrow of the approximately $490,000 of previously earned incentive payments owed to InvestAmerica Investment Advisors, Inc.,
("InvestAmerica"), and MorAmerica shall make any future incentive payments earned by InvestAmerica into the escrow. MorAmerica may continue to make management fees payments directly to InvestAmerica. When MorAmerica has notified
Bank in writing (with reasonable supporting documentation if requested by Bank)
that MorAmerica has been able to obtain consents and waivers on enough of the instruments and securities listed on Exhibit A so that the total value of all of the instruments and securities validly pledged to Bank or in which Bank has a security interest is at least 80% of the value of the entire portfolio value per MorAmerica's quarterly valuation report previously delivered to Bank (as adjusted for payments received through closing), incentive fees may then be paid in accordance with applicable documents and the restrictions of this paragraph shall terminate.

     If MorAmerica is unable to obtain consents and waivers on enough of the instruments and securities listed on Exhibit A so that the total value of all instruments and securities validly pledged to Bank or in which Bank has a security interest is at least 80% of the value of the entire portfolio value per
MorAmerica's quarterly valuation report previously delivered to Bank (as adjusted for payments received through closing), then on November 30, 2007,
MorAmerica agrees that the interest rate on all loans from Bank to MorAmerica shall automatically increase to Prime plus 1% and shall stay at that floating rate until this condition is met.

Sincerely,

/s/ David R. Schroder
David Schroder
President